EXHIBIT (c)-(2) Corporate and Investment Banking August 1, 2016 Please bold Project Topaz Presentation to Special Committee of the Board of Directors of Trina Solar Limited Strictly Private and Confidential

Disclaimer

This document contains material provided to the Special Committee of the Board of Directors (the "Client") of Trina Solar Limited (the "Company") by Citigroup Global Markets Inc. ("Citi") pursuant to the terms of a letter of engagement with the Client, dated as of January 5, 2016 (the "Engagement Letter").

This document, together with any oral or supplemental information provided in connection with this document (collectively, the "materials"), was compiled or prepared on a confidential basis solely for the use of the Client in connection with the Transaction (as defined below) and not with a view toward public disclosure under any securities laws or otherwise. The materials must be held by the Client and its directors, officers, employees, representatives and agents in strict confidence and may not be photocopied or reproduced in any electronic, physical or other form and must not be communicated, disclosed or distributed to any other person in whole or in part at any time except with Citi's prior written consent.

The purpose of this document is to provide the Client with an explanation of the basis upon which Citi is issuing a financial opinion letter (the "Opinion") in relation to the proposal by the Company's Chief Executive Officer and Chairman, Mr. Jifan Gao, his investment vehicle, Jiangsu Panji Investment Co., Ltd., Shanghai Xingsheng Equity Investment Management Co., Ltd., the investment vehicle of the Industrial Bank of China Co. Ltd., and certain other investment funds to acquire all of the outstanding ordinary shares, including ordinary shares represented by American Depository Shares, of the Company for US$0.232 per ordinary share or US$11.60 per ADS (the "Transaction"). This document should be read in conjunction with and is subject to the terms of the Opinion. This document supersedes any previous documents or presentations delivered by Citi to the Client in connection with the Transaction.

The information contained in the materials was obtained from the Company and other sources. Any estimates and projections contained herein have been prepared or adopted by Company management, obtained from public sources, or are based upon such estimates and projections, and involve numerous and significant subjective determinations, and there is no assurance that such estimates and projections will be realized. Neither Citi, its affiliates nor any of their respective directors, officers, employees or agents (collectively, "Citi Group") takes responsibility for such estimates and projections, or the basis on which they were prepared nor gives any representation or warranty, express or implied, as to: (i) the achievement or reasonableness of future projections, management targets, estimates, prospects or returns contained in this document, if any; or (ii) the accuracy or completeness of such information contained in this document, any oral information provided in connection therewith or any data that either generates. Nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. Furthermore, and without prejudice to liability for fraud, no member of the Citi Group accepts or will accept any liability, responsibility or obligation (whether in contract, tort or otherwise) in relation to these matters.

In preparing the materials, Citi has (i) used information obtained from the Company and public sources, (ii) assumed that the financial projections and other financial data relating to the Company have been reasonably and properly prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company as of the date of this document, (iii) assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management of the Company, that they are not aware of any relevant information that has been omitted or that remains undisclosed to Citi, (iv) not conducted any independent valuation or appraisal of the assets or liabilities of any company involved in any proposed transaction, and (v) not been provided with any such valuation or appraisal.

This document is not a financial opinion or recommendation by any member of the Citi Group.

For the avoidance of doubt, no member of the Citi Group owes any fiduciary duties to the Client, the Company or any other person whether in respect of this document, the Opinion, the Transaction or otherwise. The only duties Citi owes to the Client are those set forth in, and subject to the other provisions of the Engagement Letter.

The materials were not prepared for use by readers not as familiar with the Company as the Client and, accordingly, neither the Company nor Citi nor their respective legal or financial advisors or accountants take any responsibility for the materials if used by persons other than the Client. The materials are necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing and disclosed to Citi, as of the date of the materials. Citi does not have any obligation to update or otherwise revise the materials. Nothing contained herein shall be construed as legal, tax or accounting advice.

The materials do not constitute an offer to sell or the solicitation or an offer to buy any security, commodity or instrument or related derivative, nor do they constitute an offer or commitment to lend, syndicate or arrange a financing, underwrite or purchase or act as an agent or advisor or in any other capacity with respect to any transaction, or commit capital, or to participate in any trading strategies.

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Table of Contents 1. Transaction Overview 2 2. Valuation Analysis 4

1. Transaction Overview

Introduction Transaction Background Valuation Methodologies Methodologies Comments 2 Comparable Companies Analysis / Sum of the Parts (“SOTP”) Analysis Valuation based on market trading multiples of publically comparable companies (primary valuation methodology) Discounted Cash Flow Analysis Present value of projected free cash flows (primary valuation methodology) Market Valuation Historical trading range of Trina (for reference only) Broker Research Price target published by equity research analysts (for reference only) Premia Analysis Value based on analysis of premia paid in prior China take-private transactions (for reference only) Transaction Background On December 14, 2015, Trina Solar Limited (“Trina” or the “Company”) announced that its Board of Directors received a preliminary non-binding proposal letter from a Buyer Consortium comprised of Mr. Jifan Gao (Chairman and CEO of Trina) and Shanghai Xingsheng Equity & Investment Management Co., Ltd., a subsidiary of Industrial Bank Co., Ltd., that proposed to take Trina private at US$11.60 per ADS On January 6, 2016, Citigroup Global Markets Inc. (“Citi”) was appointed by the Special Committee of the Board of Directors of Trina (the “Special Committee”) as its financial advisor to assist the Special Committee in reviewing and evaluating the proposal from the Buyer Consortium and any potential alternatives Citi’s focus is to opine as to the fairness, from a financial point of view, of the Buyer Consortium’s proposed offer based on various valuation methodologies

Key Transaction Metrics

Valuation Summary

(US$ in Millions)

At Offer Price	
Take-Private Offer Price per ADS (US$)	$11.60
Diluted ADS outstanding (mm)[1]	96.1
Implied Equity Value	$1,114
Less: Cash and Cash Equivalents	621
Add: Total Debt[2]	1,900
Less: Investments in Affiliates	33
Add: Minority Interest	42
Implied Firm Value	$2,402
Implied Valuation Multiples	
FV / 2016E EBITDA[3]	5.8x
FV / 2017E EBITDA[3]	5.3x
At Current Price	
Current Price per ADS (US$)	$8.30
Diluted ADS outstanding (mm)[4]	95.8
Equity Value	$795
Less: Cash and Cash Equivalents	621
Add: Total Debt[2]	1,900
Less: Investments in Affiliates	33
Add: Minority Interest	42
Firm Value	$2,083
Valuation Multiples	
FV / 2016E EBITDA[3]	5.0x
FV / 2017E EBITDA[3]	4.6x

Implied Premium

	Price	Premium
Offer Price	$11.60	-
Current Price	8.30	39.8%
Last Trading Day Prior to Announcement	9.55	21.5%
Last 30 Trading Day VWAP Prior to Announcement	9.85	17.7%
Last 60 Trading Day VWAP Prior to Announcement	9.92	17.0%
Last 180 Trading Day VWAP Prior to Announcement	10.64	9.0%
52-Week High Prior to Announcement	13.18	(12.0%)
52-Week Low Prior to Announcement	7.74	49.9%

Source: Factset, management forecast, market data as of July 28, 2016. Note: 1. ADS 93,565,307 (4,678,265,355 ordinary shares) outstanding plus 694.456 additional ADS comparing option exercise price to offer price, based on Treasury Stock Method and 1,800,712 restricted ADS shares under ESOP. 2. Including short-term debt and current portion of long-term debt of US$933m, long-term debt of US$584mm, and convertible senior notes of US$282mm, capital lease of US$102mm, as of 31 March 2016. 3. Management forecast. 4. ADS 93,565,307 (4,678,265,355 ordinary shares) outstanding plus 460,612 additional ADS comparing option exercise price to current price, based on Treasury Stock Method and 1,800,712 restricted ADS shares under ESOP.

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2. Valuation Analysis

Business Overview of Trina Founded in 1997, Trina engages in the manufacture and sale of integrated solar-powered products and specializes in the manufacture of crystalline silicon photovoltaic modules and system integration Key Segments: Upstream and downstream – Upstream segment covers the manufacturing of ingots, wafers, PV cells and the PV module product portfolio – Downstream segment offers design, planning and execution for utility, residential and commercial distributed generation projects Generates revenue from the sale of projects or by selling electricity to the grid companies Trina Solar has more than 20 production and sales centres around the world and employs 14,200 people Annualized manufacturing capacity reached 12.6 GM in 2015, consisting of – – – – Modules: 5.0 GM Cells: 3.5 GM Wafers: 1.8 GM Ingots: 2.3 GM Total module shipments during 2015 were 5.74 GW, consisting of – – – 4.83 GW external shipments 912 MW internal shipments to the Company's downstream power projects An increase of 56.8% from 3.66 GW in 2014, primarily driven by strong demand from China, Japan and the U.S In 2015, Trina completed and connected 425.0 MW of build-to-own projects in China, completed and connected 210.9 MW of build-to-sell projects in China, and completed and sold 50.0MW of build-to-sell projects in Europe Headquarters: Changzhou, China Source: Company filings. 4

Overview of Key Financials – Management Forecast (US$ in Millions) 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E Total Re ve nue Growth 3,469 14.3% 3,454 (0.4%) 4,168 20.7% 4,760 14.2% 5,214 9.5% 5,558 6.6% 5,909 6.3% 6,192 4.8% Gros s Profit % revenue 583 16.8% 567 16.4% 657 15.8% 722 15.2% 788 15.1% 836 15.0% 891 15.1% 930 15.0% EBIT % revenue 276 8.0% 291 8.4% 322 7.7% 334 7.0% 358 6.9% 385 6.9% 423 7.2% 446 7.2% EBITDA % revenue 416 12.0% 456 13.2% 502 12.0% 529 11.1% 569 10.9% 609 10.9% 660 11.2% 697 11.3% Ne t (los s ) Incom e Atrribute d to Trina Solar % revenue 119 3.4% 127 3.7% 155 3.7% 168 3.5% 188 3.6% 209 3.8% 241 4.1% 261 4.2% M anufacturing Cape x % revenue 250 7.2% 300 8.7% 360 8.6% 370 7.8% 380 7.3% 390 7.0% 400 6.8% 410 6.6% Commentary Forecasts provided by Company management Eliminates intersegment transactions Source: Company. 5

Trina Solar Valuation Summary Implied Share Price(1) Implied Multiples Commentary (US$) Current US$8.30 Offer Price: US$11.60 2016 FV / EBITDA 2017 FV / EBITDA Methodology 6.34 10.74 0.78 4.6x -5.6x 4.2x -5.1x • Based on median of manufacturing comps of 4.6x, +/-10% 10.06 4.6x -4.9x 4.2x -4.5x • Based on median of manufacturing comps of 5.4x, +/-10% • Upstream based on 2016E median of manufacturing comps of 5.1x, +/-10% Downstream based on 2016E median of downstream comps of 6.2x, +/-10%(2) 4.8x -5.8x 4.4x -5.3x • .38 • Downstream based on 2016E median of downstream comps of 11.1x, • • • 52-week trading range Low: US$6.96 High: US$11.24 4.7x -5.7x 4.3x -5.2x Price Target • • Premium to Pre-Announcement Price of 19.9%-26.4% Median of China privatization deal premium to unaffected price – 30 trading day VWAP 5.7x -5.9x 5.2x -5.4x Source: Company information, broker research, FactSet as of July 28, 2016. Note: 1. Firm value adjustment of US$1,288mm as of 31 March 2016. 2. Assumes no adjustment to multiple for China solar farm companies (which have greater uncertainty due to annual government allocation process) and US solar farm companies. 6 For Reference Only China Take-Private Precedents Research •Broker consensus 4.9x -6.6x4.5x -6.0x •Target price range US$8.00-15.20 Historical Trading Range SOTP – 2016 P/E •Upstream based on 2016E median of manufacturing comps of 7.4x, 5.0x -5.5x4.6x -5.0x+/-10% +/-10%(2) SOTP – 2016 FV/EBITDA DCF •7-year DCF with perpetuity growth rate of 2.5%– 3.5% and WACC of 5.1x – 6.3x4.6x -5.8x11.1% – 12.1% Comparable Companies 2017 P/E Comparable Companies 2016 P/E 5.0x -5.4x4.6x -4.9x •Based on median of manufacturing comps of 7.4x, +/-10% Comparable Companies 2017 FV/EBITDA 6.37 1 8.23 6.44 7.87 8.59 14.14 7.28 11.88 8.49 10 11.24 6.96 8.00 15.20 11.45 12.07 Comparable Companies 2016 FV/EBITDA 4.6x -5.6x4.2x -5.1x •Based on median of manufacturing comps of 5.1x, +/-10%

Comparable Companies Analysis Valuation Analysis (US$ in Millions, Except Multiples and Per Share Data) Share Price Equity Value Firm Value FV / EBITDA (x) Price / Earnings (x) Com pany 2016E 2017E 2016E 2017E Trina (estimates based on management f orecast) M anufacturing Canadian Solar Inc. Jinko Solar Motech Industries, Inc. 8.30 795 2,083 5.0 x 4.6 x 6.7 x 6.3 x 14.39 18.37 32.85 860 609 504 2,026 2,070 580 5.7 5.1 4.6 4.6 4.5 5.8 7.4 3.7 9.5 5.4 3.4 14.6 Dow ns tre am First Solar, Inc. SunPow er Corporation 47.13 14.92 4,959 2,135 3,056 3,352 5.2 7.1 5.8 6.3 11.6 10.7 16.9 8.2 Source: Company Forecast, Factset. Market data as of July 28, 2016. 7 Median ---- --6.2 6.0 11.1 12.6 Total Median 40 ---- --5.2 5.8 9.5 8.2 Median ---- --5.1 4.6 7.4 5.4

DCF Valuation DCF Projections Key Assumptions Valuation date: September 30, 2016 US$mm De c-16 De c-17 De c-18 De c-19 De c-20 De c-21 De c-22 Effective tax rate: 2016E tax rate of 18%, and 2017-2022E tax rate of ~14%-16% per management guidance EBITDA Less: depreciation and amortisation EBIT Unlevered cash tax Effective tax rate Earnings be fore inte re s t, afte r tax Add back: depreciation and amortisation Change in NWC Total Capex Manuf acturing capex Net Capex of pow er projects New investment into solar projects 416.2 (140.0) 276.2 50.4 18.2% 225.9 456.2 (165.0) 291.2 42.4 14.6% 248.8 165.0 60.7 (187.5) (300.0) 112.5 (491.4) 603.9 287.1 NM 501.8 (180.0) 321.8 48.5 15.1% 273.3 180.0 68.7 (297.4) (360.0) 62.6 (559.6) 622.2 224.5 (21.8%) 528.6 (195.0) 333.6 50.8 15.2% 282.7 195.0 4.3 (349.3) (370.0) 20.7 (619.0) 645.7 132.8 (40.8%) 568.8 (211.0) 357.8 55.5 15.5% 302.4 211.0 9.8 (417.1) (380.0) (37.1) (670.6) 639.6 106.1 (20.1%) 608.5 (224.0) 384.5 60.8 15.8% 323.7 224.0 6.9 (458.1) (390.0) (68.1) (721.0) 659.4 96.5 (9.0%) 660.2 (237.3) 422.8 66.6 15.8% 356.2 Firm value adjustment(1): US$1,288mm 140.0 (533.0) (4) (249.5) (250.0) 0.5 (517.4) 517.9 (416.6) 237.3 Cash: US$621mm(2) Total Debt: US$1,900mm Investment in Affiliates: US$33mm Minority interest: US$42mm – – – – (37.7) 5) ( (434.7) (400.0) (34.7) (772.8) 745.1 121.1 25.5% (6) Proceeds from sales of solar projects Unle ve re d FCF UFCF Growth % WACC of 11.6% Final projection year: December 31, 2022 Terminal value based on terminal adjusted free cash flow and perpetuity growth rate of 3.0% – Terminal value represents 70% – 76% of firm value – Implied exit multiple of between 4.6x – 5.8x, based on 2022E EBITDA of US$660mm Adjusted for mid-year convention Sensitivity Analysis Firm Value as of Valuation Date Equity Value as of Valuation Date Pe rpe tuity grow th rate Pe rpe tuity grow th rate 2.0% 2.5% 3.0% 3.5% 4.0% 2.0% 2.5% 3.0% 3.5% 4.0% 10.6% 11.1% 11.6% 12.1% 12.6% 10.6% 11.1% 11.6% 12.1% 12.6% Im plie d Exit M ultiple PV of Te rm inal Value as % of FV Pe rpe tuity grow th rate Pe rpe tuity grow th rate 2.0% 2.5% 3.0% 3.5% 4.0% 2.0% 2.5% 3.0% 3.5% 4.0% 10.6% 11.1% 11.6% 12.1% 12.6% 10.6% 11.1% 11.6% 12.1% 12.6% Note: (1) Firm value adjustment numbers as of 31 March 2016. (2) Including restricted cash of US$169mm. (3) Pro-rata discounted cash flow from remaining days in 2016. (4) This change is large as there is a US$199mm third party payable relating to the downstream business which is paid down in 2016, and account receivable and prepaid interest are increasing, as downstream business grows significantly in 2016. (5) Due to lower accrued expense in 2022. (6) Includes sales of projects and in 2016 also includes other inventory adjustment. 8 WACC(%) WACC(%) WACC(%) WACC(%) 73.3% 74.6% 75.8% 77.2% 78.5% 71.9% 77.0% 70.5% 75.4% 69.0% 73.9% 67.6% 68.8% 70.0% 71.2% 72.4% 73.1% 74.4% 75.6% 71.7% 72.9% 74.1% 70.2% 71.4% 72.7% 5.1 x 5.4 x 5.8 x 6.3 x 6.8 x 4.8 x 6.3 x 4.6 x 5.9 x 4.3 x 5.5 x 4.1 x 4.4 x 4.6 x 4.9 x 5.2 x 5.1 x 5.5 x 5.8 x 4.8 x 5.1 x 5.5 x 4.6 x 4.9 x 5.2 x 1,155 1,274 1,410 1,565 1,743 1,001 1,506 865 1,301 743 1,123 633 704 782 869 966 1,106 1,223 1,355 956 1,058 1,172 823 912 1,011 2,443 2,562 2,698 2,852 3,031 2,289 2,794 2,153 2,589 2,031 2,411 1,921 1,992 2,070 2,157 2,254 2,393 2,510 2,643 2,244 2,346 2,460 2,111 2,200 2,299 Te rm inal Adjus te d Unle ve re d FCF 283.8 Te rm inal Value 3,396.6 Dis counte d Cas h Flow (3) (103.6) 264.3 185.2 98.2 70.3 57.3 1,904.0 Firm Value 2,345.7

DCF Valuation – WACC Calculation

Cost of Net Debt-Related Metrics

	Value of Net Debt	Market Value of Equity	Capital Structure Net Debt / Total Capital Ratio	Statutory Marginal Tax Rate	Long Term Yield
Canadian Solar Inc.	$1,334	$877	60.3%	25.0%	
JinkoSolar Holding	1,218	870	58.3	25.0%	
Motech Industries, Inc.	70	511	12.1	17.0%	
First Solar, Inc.	(1,536)	4,959	(44.9)	40.0%	
SunPower Corporation	1,263	2,267	35.8	40.0%	
Trina Solar	1,279 (1)	837 (2)	60.4	25.0%	13.0
High	**$1,334**	**$4,959**	**60.4%**		**13.0%**
Median	**1,240**	**874**	**47.0**		**13.0**
Mean	**605**	**1,720**	**30.4**		**13.0**
Low	**(1,536)**	**511**	**(44.9)**		**13.0**

Cost of Equity-Related Metrics

	Adjusted Equity Beta (Bloomberg)	High Yield Issuer	Debt Beta	Unlevered Asset Beta
Canadian Solar Inc.	2.00	Y	0.30	1.094
JinkoSolar Holding	2.13	Y	0.30	1.192
Motech Industries, Inc.	1.12	Y	0.30	1.038
First Solar, Inc.	1.58	Y	0.30	1.870
SunPower Corporation	1.94	Y	0.30	1.528
Trina Solar	1.81 (3)	Y	0.30	0.898
High	**2.13**			**1.87**
Median	**1.87**			**1.14**
Mean	**1.76**			**1.27**
Low	**1.12**			**0.90**

WACC Calculation Inputs

Target Capital Structure (Net Debt / Total Capital):	50	70	%
After-Tax Cost of Debt:		9.8	%
Expected Long-Term Yield:		13.0	%
– Statutory Marginal Tax Rate:		25.0	%
Cost of Equity: 5.5% Equity Market Risk Premium	12.3 –	15.7	%
6.7% Equity Market Risk Premium	13.9 –	18.0	%
Risk Free Rate (30-Year Treasury Bond):		2.3	%
Assumed Equity Market Risk Premium - low :		5.5	%
Assumed Equity Market Risk Premium - high:		6.7	%
Relevered Equity Beta:	1.36 –	1.97	
– Unlevered Asset Beta:		0.90	
– Implied Net Debt / Equity Ratio:	101.7 –	238.2	%
Small Cap Risk Premium:		2.2	%
High Yield Issuer? (Y / N)		Y	
Political Risk Premium		0.4	%
Weighted Average Cost of Capital:	11.0 –	12.2	%
5.5% Equity Market Risk Premium	11.5 –	11.0	%
6.7% Equity Market Risk Premium	11.8 –	12.2	%

- 30-year US treasury bond yield used as the risk free rate for WACC calculations given the Company's exposure to global markets and that it consolidates all regional revenues to US$ for reporting purposes
- Small cap risk premium of 2.15 % applied based on current market cap of US$795mn, according to Ibbotson SBBI Valuation Yearbook
- Weighted average PRP based on the geographical allocation of sales
- High yield bonds defined as corporate bonds rated below BBB− or Baa3
- The statutory marginal tax rate based on KPMG's Corporate and Indirect Tax Survey

Source: Bloomberg, FactSet., EIU, Citi WACC guideline, Citi estimate, KPMG's Corporate and Indirect Tax Survey, Ibbotson SBBI Valuation Yearbook.
Note: 1. Total debt of US$1,900mm minus total cash and redistricted cash of US$621mm. 2. Market cap of US$795mm plus minority interest of US$42mm. 3. Trina's adjusted beta calculated based on 5 year up to December 11, 2015, before the announcement of take-private proposal.

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Sum of the Parts Analysis

	SOTP – 2016E FV / EBITDA	SOTP – 2016E P / E
Manufacturing Segment	• 2016E manufacturing EBITDA of US$319mm • Applied multiples based on 2016E median of manufacturing comps of 5.1x, +/-10% • Implied manufacturing segment firm value of US$1.5bn–1.8bn	• 2016E manufacturing net income of US$103mm(1) • Applied multiples based on 2016E median of manufacturing comps 7.4x P / E, +/-10% • Implied manufacturing segment equity value of US$680mm–831mm
Solar Projects Segment	• 2016E solar projects EBITDA of US$86mm • Applied multiples based on 2016E median of downstream comps 6.2x FV / EBITDA, +/-10%, assuming no difference in Chinese downstream market vs. the US downstream market • Implied solar projects segment firm value of US$481mm–587mm	• 2016E solar projects net income of US$7mm(1) • Applied multiples based on 2016E median of downstream comps 11.1x P / E, +/-10%, assuming no difference in Chinese downstream market vs. the US downstream market • Implied projects segment equity value of US$67mm–82mm
Intersegment Adjustment(2)	• 2016E EBITDA intersegment adjustment of US$11mm • Applied multiples based on weighted average of manufacturing and solar projects multiple, 5.3x +/- 10% • Implied intersegment adjustment firm value of US$51mm–62mm	• 2016E net income intersegment adjustment of US$10mm • Applied multiples based on weighted average of manufacturing and solar projects multiple, 7.6x +/- 10% • Implied intersegment adjustment equity value of US$66mm–81mm
Combined Firm Value	• Combined firm value of US$2.0bn–2.4bn	• Combined firm value of US$2.1bn–2.3bn

Note: (1) Tax adjustment of US$6mm at combined level for each segment, with US$4mm attributed to manufacturing segment and US$2mm attributed to solar projects segment. (2) When the Company internally provides modules from the upstream business to the downstream solar farm business, intercompany sales and related figures are eliminated. When the Company eventually sells solar projects to a third party, the corresponding sales and profits are realized and can result in a positive adjustment.

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Trina Solar's Share Last 3 Years Price Performance

(US$)	Max	Min	VWAP
Last 1 week	8.75	8.30	8.47
Last 30 days	8.75	7.53	8.09
Last 60 days	8.75	6.96	8.03
Last 90 days	9.48	6.96	8.39
Last 180 days	10.69	6.96	9.33
Last 1 year	11.24	6.96	9.42
Last 3 years	18.34	6.60	12.20



Aug 20, 2013: Announced Q2 2013 result: Sales of US$441mm (+69.4% vs Q1 2013) and net loss of US$33.7mm (decreased by US$30.0mm from Q1 2013)
Nov 19, 2013: Announced Q3 2013 result: Sales of US$548mm (+24.4% vs. Q2 2013) and net income of US$9.9mm (increased by US$43.6mm from Q2 2013)
Mar 4, 2014: Announced Q4 2013 and FY2013 result: Q4 2013 sales of US$526mm (-4.1% vs. Q3 2013) and net income of US$9.6mm (-3.5% vs. 3Q2013). FY2013 sales of US$1.77bn (+36.9% vs. FY2012) and net loss of US$77.9mm (-70.8% vs. FY2012)
May 21, 2014: Announced Q1 2014 result: Sales of US$445mm (-15.4% vs. Q4 2013) and net income of US$26.5mm (+73.5% vs. Q4 2013)
Aug 26, 2014: Announced Q2 2014 result: Sales of US$519mm (+16.8% vs. 1Q2014) and net income of US$10.3mm (-61.1% vs. Q1 2014)
Nov 24, 2014: Announced Q3 2014 result: Sales of US$617mm(+18.8% vs. Q2 2014) and net income of US$10.6mm (+2.7% vs. Q2 2014)
Mar 4, 2015: Announced Q4 2014 and FY2014 result: Q4 2014, sales of US$705mm (+14.3% vs. Q3 2014) and net income of US$13.9mm (+31.5% vs. Q3 2014). FY2014 sales of US$2.29bn (+28.8% vs. FY2012) and net income of US$61.3mm (increased by US$133.5mm from FY2012)
May 21, 2015: Announced Q1 2015 result: Sales of US$558mm (-20.8% vs. Q4 2014) and net income of US$15.7mm (+12.7% vs. Q4 2014)
Aug 18, 2015: Announced Q2 2015 result: Sales of US$723mm (+29.5% vs. Q1 2015) and net income of US$43.1mm (+174.8% vs. Q1 2015)
Nov 23, 2015: Announced Q3 2015 result: Sales of US$793mm (+9.6% vs. Q2 2015) and net loss of US$20.0mm (decreased by US$60.9mm vs. Q2 2015)
Mar 3, 2016: Announced Q4 2015 and FY2015 result: Q4 2015 sales of US$962mm (+21.3% vs. Q3 2015) and net income of US$41.7mm (increased by US$61.7mm from Q3 2015). FY2015, sales of US$3.0bn (+32.8% vs. FY2015) and net income of US$76.5mm (+28.9% vs. FY2014)
May 26, 2016: Announced Q1 2016 result: Sales of US$817mm (-15.1% vs. Q4 2015) and net income of US$26.6mm (-36.1% vs. Q4 2015)
Offer Price: US$11.60
Current Price: US$8.30
Price (US$)
Volume (mm)
0
3
6
9
12
15
18
21
24
27
5
10
15
20
25
30
Jul-13
Nov-13
Mar-14
Jul-14
Nov-14
Mar-15
Jul-15
Nov-15
Mar-16
Jul-16
Volume
Share Price
S&P500 (rebased)

Source: Factset. Market data as of July 28, 2016.

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Private Transactions1 Precedent US-listed Chinese Take 1-Day Premium (%) Median 19.9% Average 23.1% 70.5% 66.7% 62.9% 32.9% 31.7% 23.0% 17.6% 16.6% 16.5% 15.0% 3.1% -11.4% 30-Day VWAP Premium (%) Median Average 26.4% 25.3% 62.2% 58.7% 55.9% 36.6% 34.3% 33.4% 30.3% 29.7% 29.4% 8.0% 6.4% 5.8% -4.5% 1. Includes transactions where the buyer group owns less than 50% voting right before launching the privatisation offer. Note: NBO = non-binding proposal submitted; Signed = merger agreement executed. Deal value sourced from Dealogic and represents the amount paid by the acquiror for the % of the target acquired, including net debt. 12 43.0% 36.7%38.6%34.5% 31.6% 1 2 2 2 24.5% 19.3%17.2%18.9% 7.8%6.2%7.6% 0.4%11.5%10.8% 3.4% 1 3.7% 2.6% 36.1% 23.5%21.8% 38.8% 31.7%33.3% 31.1% 26.0%27.0% 18.7%19.9%18.5%17.8% 1 9.5% 2.2% 2.1% 7.9% -2.0%-3.8%